Filed Pursuant to Rule 433
Dated 08/27/07
Registration Statement No. 333-132201

Toyota Motor Credit Corporation
15 Year Non-Call 1 Year LIBOR Range Accrual Notes

FINAL TERMS

Issuer: Toyota Motor Credit Corporation (“TMCC”) (Aaa/AAA)

Security: 15 Year Non-Call 1 Year LIBOR Range Accrual Notes

Trade Date: 8/27/2007

Settlement Date: 8/30/2007

Maturity Date: 8/30/2022

First Call Date: 8/30/2008

Issue Size: $5,600,000

Issue Price: 100%

Re-Offer Price: 100%

Net Proceeds to Issuer: 100%

Agent’s Discount or Commission:  0.00%.  The Agent will enter into swap transactions with the Issuer to hedge the Issuer’s obligations under the Notes.

Redemption Price: 100%

Optional Redemption: The Notes may be redeemed at the option of the Issuer in whole but not in part, at par, on the First Call Date, and quarterly thereafter.

Redemption Notice: Minimum 10 calendar days

Coupon:7.50% from and including the Settlement Date, to but excluding the First Call Date;

thereafter,

7.50% x (N/D); where:

“N” is the number of London Banking Days in the Observation Period where the Reference LIBOR Rate falls within the Applicable Range; and

“D” is the total number of London Banking Days in the Observation Period.

Observation Period:   From and including the prior payment date (or for the first payment period, the Settlement Date), to but excluding the next payment date.  For each daily observation, the Reference LIBOR Rate will be taken from Reuters Page LIBOR01 as of 11:00 a.m., London time. For every Observation Period, the observation that is made on the 5th calendar day preceding the next payment date will remain in effect for the remainder of the Observation Period.

Reference LIBOR Rate: 6-month LIBOR

Applicable Range: From and excluding 0.00%, to and including 7.50%

Payment Frequency: Quarterly, beginning November 30, 2007

Business Day Convention: Following (New York, London), Unadjusted

Day Count: 30/360

Form of Offering: Public

Documentation: US MTN Program

Clearance: DTC

Denominations: $10,000 and $1,000 increments thereafter

Lead Manager: Wachovia Capital Markets, LLC

Governing Law: New York

Listing: None

CUSIP: 89233PJ80

The Issuer has filed a registration statement (including a Prospectus dated March 7, 2006, as supplemented by a Prospectus Supplement dated March 7, 2006) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at: http://www.sec.gov/Archives/edgar/data/834071/000104746906002954/a2168048z424b3.htm  Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-704-715-8400.